Exhibit 10.1

January 6, 2016

Martin S. McDermut
[Address Redacted]

Dear Marty:

On behalf of Applied Micro Circuits Corporation (AppliedMicro), I am pleased to extend to you an offer of employment as Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of AppliedMicro, a regular full-time position based in Santa Clara, California. You will be reporting to Paramesh Gopi, President and Chief Executive Officer.

The following are the basic terms:

    1.    Your annualized base salary will be $320,000.00USD gross before withholding for taxes and deductions. You will be eligible to participate in the AppliedMicro Deferred Compensation Plan that allows you to defer certain elements of your compensation on a pre-tax basis in accordance with the terms and conditions of the plan.

    2.    You will be eligible for an annual bonus depending on AppliedMicro’s profitability and your individual performance as assessed by AppliedMicro’s Board of Directors (the Board) and currently targeted at 30% of your base salary. The terms of the bonus plan are subject to approval by the Board or the Compensation Committee of the Board on an annual basis.

    3.    Management will recommend to the Board that you receive 70,000 restricted stock units (RSUs), subject to and in accordance with the terms of AppliedMicro’s 2011 Equity Incentive Plan (the 2011 Plan) and a RSU agreement that you will enter into with AppliedMicro. The RSU grant will be made on the scheduled grant date in accordance with the granting policy based on your hire date (the Grant Date). 17,500 RSUs will vest on the first anniversary of the Grant Date and thereafter 4,375 RSUs will vest quarterly over three years (such that the entire grant will be vested by the fourth anniversary of the Grant Date), in each case subject to your continuing service to AppliedMicro. All RSUs offered and the RSU agreement are contingent upon final approval by the Board.

    4.    Management will recommend to the Board that you receive on the Grant Date 60,000 market stock units (MSUs), subject to and in accordance with the terms of the 2011 Plan and a MSU agreement that you will enter into with AppliedMicro. MSUs will vest at between 0% and 150% of the targeted performance goal, depending on company results, and vested MSUs will be scheduled for release at the rate of one-half at the end of two years and one-half at the end of three years following the Grant Date, in each case subject to your continuing service to AppliedMicro. All MSUs offered and the MSU agreement are contingent upon final approval by the Board.

    5.    You will be eligible to participate in AppliedMicro’s Employee Stock Purchase Plan, in accordance with its terms.

    6.    You will be eligible for AppliedMicro’s executive medical, dental and life insurance benefits.

    7.    AppliedMicro has a comprehensive benefits package that includes the AppliedMicro 401(k) Employee Savings & Retirement Plan (401(k) Plan). Once you are an eligible employee, AppliedMicro will automatically withhold five percent (5%) from your wages each payroll period beginning the first pay date following 30 days of employment and contribute it to the 401(k) Plan on your behalf. To begin, your contributions will automatically be invested in a Retirement Date Fund which has a date closest to your expected Normal Retirement Age. Of course, once you join us at AppliedMicro you will be able to choose how much, or how little, you want to contribute to the 401(k) Plan. In addition, you will be able to select an investment mix that meets your personal financial objectives from our 401(k) Plan’s core fund lineup. You will receive more information about the entire AppliedMicro benefits package, including how to opt-out of participation or change your deferral percentage in the 401(k) Plan, at your new hire orientation.

    8.    You and AppliedMicro will enter into a directors and officers indemnification agreement substantially similar to that used with AppliedMirco’s senior executive officers.

    9.    Your employment with AppliedMicro is for no specified period and constitutes “at will employment.” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, AppliedMicro is free to conclude its employment relationship with you at any time, with or without cause.

    10.    Beginning your first day of employment, you must comply with the terms and conditions of AppliedMicro’s Employment Policies and Practices Guide, its Code of Business Conduct and Ethics, and all other AppliedMicro policies.

    11.    This offer and employment at AppliedMicro is contingent upon your execution of additional documents and agreements required by AppliedMicro, including our New Employee Inventions, Confidentiality and Trade Secrets Agreement, a copy of which is enclosed, which among other things contains a binding arbitration provision (the Inventions Agreement). This letter agreement and the Inventions Agreement cannot be modified except by an express written agreement signed by you and the Chief Executive Officer.

    12.    You will be eligible to participate in the AppliedMicro Executive Severance Benefit Plan (the Severence Plan). In addition, as a Participant, in the event of your Covered Termination that does not qualify as a Change of Control Termination thereunder (a) your initial RSU and MSU grants will each “forward-vest” six months, i.e., in the amounts of 8,750 RSUs and 12,500 MSUs, and (b) you will qualify for the maximum Cash Severence Benefits Period of six months regardless of your actual completed years of service with AppliedMicro, in each case subject to the other terms and conditions of the Severence Plan. Finally, for the avoidance of doubt, MSUs will be treated the same as RSUs for the purposes of the Severence Plan.

    13.    Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.

    14.    Your first day of employment will be January 8, 2016. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment. Other elements of your background investigation have been completed.

    15.    This offer expires if not accepted on or before January 7, 2016. If you have any questions about this offer, please contact me at (408) 542-8831.

Marty, we look forward to you joining AppliedMicro. Please sign this letter and the Inventions Agreement to indicate your acceptance of the terms and return both of these documents to me. You may not begin your employment until you have signed and returned these documents.

Sincerely yours,

/s/ Michael Major

Michael Major
VP, Human Resources

ACKNOWLEDGED AND ACCEPTED BY / DATE:

/s/ Martin S. McDermut